Exhibit 99.1

Armata Pharmaceuticals Announces First Quarter 2025 Results and Provides Corporate Update

LOS ANGELES, CA, May 14, 2025 - Armata Pharmaceuticals, Inc. (NYSE American: ARMP) (“Armata” or the “Company”), a clinical-stage biotechnology company focused on the development of high-purity, pathogen-specific bacteriophage therapeutics for the treatment of antibiotic-resistant and difficult-to-treat bacterial infections, today announced financial results for its first quarter ended March 31, 2025, and provided a corporate update.

First Quarter 2025 and Recent Developments:

●	Anticipating announcement of topline results from Phase 1b/2a diSArm study of intravenous AP-SA02 as a potential treatment for Staphylococcus aureus (“S. aureus”) bacteremia in the first half of 2025.

●	Received an additional $4.65 million of non-dilutive funding pursuant to a previously announced U.S. Department of Defense (the “DoD”) award through the Medical Technology Enterprise Consortium (“MTEC”) and managed by the Naval Medical Research Command (“NMRC”) – Naval Advanced Medical Development (“NAMD”) with funding from the Defense Health Agency and Joint Warfighter Medical Research Program.
o	Supports Phase 2a study close-out activities, as well as the preparation and execution of an end-of-Phase 2 meeting with the U.S. Food and Drug Administration (the “FDA”).

●	Entered into a $10.0 million secured credit agreement with Innoviva Strategic Opportunities LLC, a wholly-owned subsidiary of Innoviva, Inc., Armata’s principal shareholder (collectively, “Innoviva”).
o	Amended existing credit and security agreements with Innoviva to extend the maturity date of each to March 12, 2026.

●	Further advanced bacteriophage science through presentations and publications.
o	Presented at the 7th Annual Bacteriophage Therapy Summit held on March 13th in Boston, Massachusetts.

“During the first quarter of 2025, we completed our third Phase 2 study, specifically our Phase 1b/2a diSArm study of intravenous AP-SA02 as a potential treatment for complicated S. aureus bacteremia,” stated Dr. Deborah Birx, Chief Executive Officer of Armata. “Topline data is anticipated in the second quarter of 2025 to support a potential future pivotal efficacy trial. We recently announced additional award funding from the DoD through MTEC, which will be used to continue the support for the AP-SA02 product candidate and activities required for the end-of-Phase 2 meeting with the FDA to align on an efficient path toward Phase 3 and registration.”

“We continue to stay true to our mission of evaluating phage-based therapeutics in rigorously designed, randomized controlled clinical trials that can support potential regulatory approval, and I am very pleased with our progress to date,” Dr. Birx concluded.

First Quarter 2025 Financial Results

Grant and Award Revenue. The Company recognized grant and award revenue of $0.5 million for the three months ended March 31, 2025, compared to $1.0 million in the comparable period in 2024. This represents MTEC’s share of the costs incurred for the Company’s AP-SA02 program for the treatment of S. aureus bacteremia.

Research and Development. Research and development expenses for the three months ended March 31, 2025 were approximately $5.4 million, compared to approximately $8.0 million for the comparable period in 2024. The Company continues to invest in clinical-related expenses associated with its primary development programs.

General and Administrative. General and administrative expenses for the three months ended March 31, 2025 were approximately $3.3 million, compared to approximately $3.2 million for the comparable period in 2024. The increase of $0.1 million is primarily related to an increase of $0.5 million in personnel expenses and an increase of $0.1 million in lease expenses, partially offset by a decrease of $0.5 million in consulting fees.

Loss from Operations. Loss from operations for the three months ended March 31, 2025 was approximately $8.2 million, compared to a loss from operations of approximately $10.2 million for the comparable period in 2024.

Net Loss. The net loss for the first quarter of 2025 was $6.5 million, or $0.18 loss per share on a basic and $0.20 loss per share on a diluted basis, as compared to a net loss of $25.0 million, or $0.69 loss per share on both a basic and diluted basis, for the comparable period in 2024. The net loss for the quarter ended March 31, 2025 included a non-cash gain from changes in fair value of the Company’s convertible loan of $5.2 million, compared to a $13.0 million non-cash loss from changes in fair value of the Company’s convertible loan for the quarter ended March 31, 2024.

Cash and Cash Equivalents. As of March 31, 2025, Armata held approximately $11.7 million of unrestricted cash and cash equivalents, compared to $9.3 million as of December 31, 2024.

As of May 8, 2025, approximately 36.2 million common shares were outstanding.

About Armata Pharmaceuticals, Inc.

Armata is a clinical-stage biotechnology company focused on the development of high-purity pathogen-specific bacteriophage therapeutics for the treatment of antibiotic-resistant and difficult-to-treat bacterial infections using its proprietary bacteriophage-based technology. Armata is developing and advancing a broad pipeline of natural and synthetic phage candidates, including clinical candidates for Pseudomonas aeruginosa, Staphylococcus aureus, and other pathogens. Armata is committed to advancing phage therapy with drug development expertise that spans bench to clinic including in-house phage-specific current Good Manufacturing Practices (“cGMP”) manufacturing to support full commercialization.

Forward Looking Statements

This communication contains “forward-looking” statements as defined by the Private Securities Litigation Reform Act of 1995. These statements relate to future events, results or to Armata’s future financial performance and involve known and unknown risks, uncertainties and other factors which may cause Armata’s actual results, performance or events to be materially different from any future results, performance or events expressed or implied by the forward-looking statements. In some cases, you can identify these statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or the negative of those terms, and similar expressions. These forward-looking statements reflect management’s beliefs and views with respect to future events and are based on estimates and assumptions as of the date of this communication and are subject to risks and uncertainties including risks related to Armata’s development of bacteriophage-based therapies; ability to staff and maintain its production facilities under fully compliant cGMP; ability to meet anticipated milestones in the development and testing of the relevant product; ability to be a leader in the development of phage-based therapeutics; ability to achieve its vision, including improvements through engineering and success of clinical trials; ability to successfully complete preclinical and clinical development of, and obtain regulatory approval of its product candidates and commercialize any approved products on its expected timeframes or at all; and Armata’s estimates regarding anticipated operating losses, capital requirements and needs for additional funds. Additional risks and uncertainties relating to Armata and its business can be found under the caption “Risk Factors” and elsewhere in Armata’s filings and reports with the U.S. Securities and Exchange Commission (the “SEC”), including in Armata’s Annual Report on Form 10-K, filed with the SEC on March 21, 2025, and in its subsequent filings with the SEC.

Armata expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Armata’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Media Contacts:

At Armata:

Pierre Kyme

ir@armatapharma.com

310-665-2928

Investor Relations:

Joyce Allaire

LifeSci Advisors, LLC

jallaire@lifesciadvisors.com

212-915-2569

Armata Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	March 31, 2025	December 31, 2024
Assets
Current assets
Cash and cash equivalents	$11,688	$9,291
Prepaid expenses and other current assets	1,240	1,273
Other receivables	238	744
Total current assets	13,166	11,308
Property and equipment, net	12,883	13,241
Operating lease right-of-use asset	41,090	41,687
Intangible assets, net	13,746	13,746
Other long term assets	6,365	6,455
Total assets	$87,250	$86,437

Liabilities and stockholders’ deficit
Accounts payable, accrued and other current liabilities	7,757	9,295
Convertible Loan, current	27,694	—
Term debt, current	75,089	38,954
Total current liabilities	$110,540	$48,249
Convertible Loan, non-current	—	32,897
Term debt, non-current	—	22,539
Operating lease liabilities, net of current portion	27,416	27,694
Deferred tax liability	3,077	3,077
Total liabilities	141,033	134,456
Stockholders’ deficit	(53,783)	(48,019)
Total liabilities and stockholders’ deficit	$87,250	$86,437

Armata Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended
	March 31,
	2025	2024
Grant and award revenue	$491	$966
Operating expenses
Research and development	5,429	8,016
General and administrative	3,253	3,178
Total operating expenses	8,682	11,194
Operating loss	(8,191)	(10,228)
Other income (expense)
Interest income	59	52
Interest expense	(3,602)	(1,820)
Change in fair value of the Convertible Loan	5,203	(13,025)
Total other income (expense), net	1,660	(14,793)
Net loss	$(6,531)	$(25,021)
Per share information:
Net loss per share, basic	$(0.18)	$(0.69)
Weighted average shares outstanding, basic	36,184,802	36,124,980
Net loss per share, diluted	$(0.20)	$(0.69)
Weighted average shares outstanding, diluted	59,478,662	36,124,980

Armata Pharmaceuticals, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Three Months Ended March 31,
	2025	2024
Operating activities:
Net loss	$(6,531)	$(25,021)
Adjustments required to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	377	317
Stock-based compensation expense	781	534
Change in fair value of the Convertible Loan	(5,203)	13,025
Non-cash interest expense	3,596	1,815
Non-cash interest income	—	(26)
Change in right-of-use asset	597	464
Changes in operating assets and liabilities:	(1,197)	(1,692)
Net cash used in operating activities	(7,580)	(10,584)
Investing activities:
Purchases of property and equipment	(99)	(250)
Net cash used in investing activities	(99)	(250)
Financing activities:
Proceeds from issuance of term debt, net of issuance costs	10,000	34,889
Payments for taxes related to net share settlement of equity awards	(14)	—
Proceeds from exercise of stock options	—	42
Net cash provided by financing activities	9,986	34,931
Net increase in cash, cash equivalents and restricted cash	2,307	24,097
Cash, cash equivalents and restricted cash, beginning of period	14,771	19,243
Cash, cash equivalents and restricted cash, end of period	$17,078	$43,340

	Three Months Ended March 31,
	2025	2024
Cash and cash equivalents	$11,688	$37,860
Restricted cash	5,390	5,480
Cash, cash equivalents and restricted cash	$17,078	$43,340